Exhibit 3.1(i)(b)

AMENDMENT TO

CERTIFICATE OF INCORPORATION OF
CORTIGENT, INC.

Cortigent, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.      The name of the corporation is Cortigent, Inc. The date of the filing of its Certificate of Incorporation (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware was November 10, 2022.

2.       The Board of Directors of the Corporation duly adopted resolutions proposing to amend the Certificate of Incorporation (the “Amendment”) declaring the Amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed Amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended as follows:

ARTICLE FOURTH, Section 1. of the Certificate of Incorporation of the Corporation is amended and restated in its entirety as follows:

1. This Corporation is authorized to issue two classes of stock, to be designated, respectively, Common Stock and Undesignated Preferred Stock. The total number of shares of stock which the Corporation shall have authority to issue is 110,000,000 shares, of which (i) 100,000,000 shares are Common Stock, $0.001 par value per share, and (ii) 10,000,000 shares are Undesignated Preferred Stock, $0.001 par value per share.

3.       All other provisions of the Certificate of Incorporation shall remain in full force and effect.

4.       The foregoing Amendment was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the DGCL.

5.       This Amendment, which amends the Certificate of Incorporation, has been duly adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation on this 27th day of March 2023.

By:
State of Delaware Secretary of State Division of Corporations Delivered 03:56 PM 03/23/2023 FILED 03:56 PM 03/23/2023 SR 20231122465 - File Number 7132402	Name:	Jonathan Adams
	Title	Chief Executive Officer